FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD SECOND QUARTER RESULTS

Comparable Quarter Diluted EPS Up 29% to $0.18 from $0.14

Raises 2010 Guidance

New York, New York, August 9, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the second quarter and six months ended June 30, 2010.

Second Quarter 2010 Compared to Second Quarter 2009:
•	Net sales rose 22% to $107.8 million from $88.6 million; at comparable foreign currency exchange rates, net sales increased 28%;
•	European-based operations achieved sales of $91.9 million, a 16% increase from $79.4 million;
•	Sales by U.S.-based operations rose 71% to $15.9 million from $9.2 million;
•	Gross margin was 60% compared to 57%;
•	S, G & A expense as a percentage of sales was 49% for both periods;
•	Operating income rose 68% to $11.5 million from $6.8 million;
•	Operating margins were 10.7% of sales compared to 7.7%;
•	Net income attributable to Inter Parfums, Inc. rose 27% to $5.4 million from $4.2 million; and,
•	Basic and diluted earnings per share attributable to Inter Parfums, Inc. common shareholders rose 29% to $0.18 compared to $0.14.

Through the first half of 2010, net sales were $227.1 million or 27% ahead of $179.0 million in the first half of 2009.  At comparable foreign currency exchange rates, net sales rose approximately 29%.  Net income attributable to Inter Parfums, Inc. increased 23% to $11.9 million or $0.39 per diluted share from $9.7 million or $0.32 per diluted share.

Russell Greenberg, Executive Vice President & CFO commented, “The continuation of comparable quarter top and bottom line growth is indicative of the strength of our existing brand portfolio, the expansion of the portfolio with new high value brands, our skill in developing and rolling out new brand-appropriate products as well as the onset of a recovery in many of our global markets. Details of the current period sales increases have already been reported.”

Discussing major factors impacting profitability, Mr. Greenberg noted, “The improvement in gross margin is primarily the result of product mix.  Foreign currency exchange rates had little effect on comparable gross margin as the benefits obtained in 2010 from a strong U.S. dollar matched those obtained from the use of hedging instruments in 2009.  Although S, G & A expense as a percent of net sales approximated last year’s second quarter, S, G & A expense rose 23% in large part in connection with the promotion and advertising associated with the global launch of Burberry Sport.”

He also noted, “During the current quarter, there was a foreign currency loss of $500,000, compared with a foreign currency gain of $2.6 million in the same period last year.  Year-to-date, the foreign currency loss was $2.9 million versus a $3.9 million gain in the first half of 2009.  For this reason, operating income rose at a faster rate than net income attributable to Inter Parfums, Inc.”

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Inter Parfums, Inc. News Release	Page 2
August 9, 2010

Mr. Greenberg pointed out, “Net cash provided by operating activities totaled $19.8 million in the first half of 2010, up from $9.6 million as of June 30, 2009.  Working capital items used less than $1.0 million in cash from operating activities as increases in inventories and accounts receivable were offset by increases in accounts payable and accrued expenses.  Of note, we are seeing favorable collection activity as days receivable outstanding declined from 115 days as of June 30, 2009 to 87 days as of June 30, 2010.  Our financial position remains strong.  At June 30, 2010, working capital aggregated $178 million resulting in a working capital ratio of 2.4 to 1.  We started the second half of 2010 with cash, cash equivalents and short-term investments of approximately $92.1 million.”

Discussing recent developments and second half plans, Jean Madar, Chairman & CEO of Inter Parfums, Inc. stated, “As we reported last month, we entered into new specialty retail and licensing agreements with Betsey Johnson and Nine West, and we are working on major new product launches for both brands for 2011.”

He went on to say, “Following the successful launch and global distribution of the bebe signature fragrance that began last summer in 2009, the second scent, bebe Sheer debuts this month at bebe stores doors in North America, and at other retailers including Dillard’s and Ulta.  International distribution is also underway in Latin America, Europe, the Middle East, and Asia.  New Brooks Brothers fragrances, a scent for young women and a trio of scents for the brand’s haute Black Fleece label, are unveiling in the fall.  In addition to brand extensions, holiday collections and limited edition/distribution products for our specialty retail brands, we are readying our first two fragrance collections for Anthropologie.”

Discussing European-based operations, Mr. Madar noted, “On July 1, 2010 we commenced distribution of Montblanc’s legacy fragrances, and have a new Montblanc fragrance planned for next spring.  We’ve got a brisk launch schedule in the second half of the year that includes, Marry Me by Lanvin, Paul Smith Sunshine for men plus a new fragrance for women, and for Van Cleef & Arpels, we have a new scent for men.  Just last month, Burberry Beauty, the nearly 100 SKU cosmetic collection began its rollout at major retail locations globally including Harrods in London and five Nordstrom locations in the U.S., Holt Renfrew in Canada, Galeries Lafayette in France and Lane Crawford in Hong Kong.  Further distribution is planned in 2011.”

He went on to say, “We continue to explore ways to expand our reach into additional brands, through specialty retail agreements, exclusive worldwide licenses, and outright brand ownership, along with collaborative projects for other brands.”

Raises 2010 Guidance
Mr. Greenberg then stated, “Based upon our year-to-date results and expectations for the second half of 2010, we have raised our full year guidance.  We expect 2010 net sales to come in at approximately $445 million and net income attributable to Inter Parfums, Inc. to reach $24.8 million or $0.82 per diluted share. As always, our 2010 guidance assumes the dollar remains at current levels.”

Cash Dividend
The Company’s next regular quarterly cash dividend of $0.065 per share will be payable on October 15, 2010 to shareholders of record on September 30, 2010.

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Inter Parfums, Inc. News Release	Page 3
August 9, 2010

Conference Call
The management of Inter Parfums will host a conference call at 11:00 am EDT on Tuesday, August 10, 2010, to discuss second quarter results and other recent developments.  Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call.  This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com.  To listen to the live call, please go to the web site in advance to register.  If you are unable to listen live, the conference call will be archived at the web site.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men’s skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson and Nine West brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836- 9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc. News Release	Page 4
August 9, 2010

CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$107,765	$88,604	$227,138	$179,013

Cost of sales	43,041	38,403	90,693	75,247

Gross margin	64,724	50,201	136,445	103,766

Selling, general and administrative expenses	53,240	43,380	108,938	86,643

Income from operations	11,484	6,821	27,507	17,123

Other expenses (income):
Interest expense	510	397	1,098	1,709
(Gain) loss on foreign currency	514	(2,563)	2,896	(3,942)
Interest income	(341)	(101)	(595)	(609)

	683	(2,267)	3,399	(2,842)

Income before income taxes	10,801	9,088	24,108	19,965

Income taxes	3,818	3,335	8,175	6,956

Net income	6,983	5,753	15,933	13,009

Less: Net income attributable to the noncontrolling interest	1,627	1,527	4,027	3,355

Net income attributable to Inter Parfums, Inc.	$5,356	$4,226	$11,906	$9,654

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.18	$0.14	$0.39	$0.32
Diluted	$0.18	$0.14	$0.39	$0.32

Weighted average number of shares outstanding:
Basic	30,361	30,064	30,277	30,115
Diluted	30,467	30,064	30,379	30,115

Dividends declared per share	$0.065	$0.033	$0.13	$0.066

Inter Parfums, Inc. News Release	Page 5
August 9, 2010

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$58,670	$100,467
Short-term investments	33,408	—
Accounts receivable, net	102,810	101,334
Inventories	97,914	85,428
Receivables, other	1,125	3,229
Other current assets	3,411	8,090
Deferred tax assets	4,026	4,088
Total current assets	301,364	302,636

Equipment and leasehold improvements, net	8,804	9,191
Goodwill	3,369	3,927
Trademarks, licenses and other intangible assets, net	86,289	101,799
Other assets	1,684	1,535
Total assets	$401,510	$419,088

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$3,505	$5,021
Current portion of long-term debt	10,088	11,732
Accounts payable - trade	50,526	48,138
Accrued expenses	54,715	37,440
Income taxes payable	2,558	1,646
Dividends payable	1,979	996
Total current liabilities	123,371	104,973
Long-term debt, less current portion	10,011	17,862
Deferred tax liability	6,388	8,840
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,442,881 and 30,171,952 shares at June 30, 2010 and December 31, 2009, respectively	30	30
Additional paid-in capital	48,859	45,126
Retained earnings	194,652	186,611
Accumulated other comprehensive income	(9,766)	30,000
Treasury stock, at cost, 10,009,492 and 10,056,966 common shares at June 30, 2010 and December 31, 2009, respectively	(34,151)	(33,043)
Total Inter Parfums, Inc. shareholders’ equity	199,624	228,724
Noncontrolling interest	62,116	58,689
Total equity	261,740	287,413
Total liabilities and equity	$401,510	$419,088